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[METLIFE LOGO AND LETTERHEAD]                                               NEWS

Public Relations                                       For Immediate Release
MetLife, Inc.
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101


Contacts:    For Media:         John Calagna
                                (212) 578-6252

             For Investors:     Tracey Dedrick
                                (212) 578-5140


                         METLIFE COMMENTS ON SUBPOENAS
                      FROM NEW YORK STATE ATTORNEY GENERAL

NEW YORK, October 15, 2004 - In response to inquiries to MetLife, Inc. (NYSE:
MET) from the investment community following yesterday's announcement by the Office of the Attorney General of the State of New York that it has filed civil charges alleging a major insurance broker engaged in fraudulent business practices, MetLife today issued the following statement:

As previously disclosed, MetLife received a subpoena from the Office of the Attorney General of the State of New York seeking information regarding certain compensation agreements between insurance brokers and MetLife. MetLife has since received a second subpoena broadening the scope of that inquiry. More recently, MetLife received two subpoenas, which included a set of interrogatories, seeking information regarding whether MetLife has provided or is aware of the provision of 'fictitious' or 'inflated' bids.

MetLife continues to fully cooperate with these inquiries and is responding to the subpoenas.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve individuals in approximately 13 million households in the U.S. and provide benefits to 37 million employees and family members through their plan sponsors. Outside the U.S., the MetLife companies serve approximately 8 million customers through direct insurance operations in Argentina, Brazil, Chile, China, Hong Kong, India, Indonesia, Mexico, South Korea, Taiwan and Uruguay. For more information about MetLife, please visit the company's Web site at www.metlife.com.

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